Exhibit 4.159
ADMINISTRATIVE SERVICES AGREEMENT

THIS AGREEMENT made as of this 1st day of February 2009
BETWEEN:
HASTINGS MANAGEMENT CORP., a company duly incorporated under the laws of the Province of British Columbia, having its registered office at 711 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2
(hereinafter called "Hastings")
 OF THE FIRST PART
AND:
AMADOR GOLD CORP., a company duly incorporated under the laws of the Province of British Columbia, having its registered office at 711 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2
(hereinafter called the "Company")
 OF THE SECOND PART
WHEREAS:

A.           Hastings is in the business of managing the affairs of public and private companies;

B.           The Company is a public company listed on the TSX Venture Exchange and is in the business of acquiring, exploring and developing natural resource properties;

C.           The Company has interests in certain mineral properties and is continually acquiring additional properties (hereinafter called the “Properties”); and

D.           The Company desires to retain the management services of Hastings in carrying on the Company’s business and Hastings desires to manage the affairs of the Company on the terms and conditions as are more particularly set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the respective covenants and agreements hereinafter contained the parties agree as follows:

1.	Services

1.1         Hastings shall render services (the “Services”) to and on behalf of the Company and such Services shall include, without detracting from the generality, the following:

(a)	acting as project manager, as the same is understood in the mining industry, for development of the Properties to a pre-feasibility stage;

(b)	aiding in the negotiation, conclusion and approval of the acquisition of additional resource properties;
(c)	administering and supervising compliance with the Properties’ title and maintenance in accordance with prevailing law and contract;

(d)
gathering historical research and conducting data analysis in respect to the Properties and compiling the same for the purpose of analysis and for the purpose of providing recommendations to the Board of Directors of the Company;

(e)
from the historical data and from the work conducted under the supervision of Hastings, preparing exploration programmes and budgets for consideration by the Board of Directors of the Company, at such times as requested by the Board of Directors of the Company;

(f)
supervising and administering the financial requirements of the Properties’ maintenance and exploration, under the supervision of the Board of Directors of the Company and within the terms of this Agreement;

(g)	presenting to the Company on a monthly basis an account statement with a clear breakdown between administrative and exploration accounts and tax liabilities;

(h)
produce quarterly accounts in accordance with public recording requirements and Generally Accepted Accounting Principles of the Company in a form similar to Schedule “A” attached, and assisting the auditor of the Company with yearly audited financial statements;

(i)
supervising all contract work and subcontract work, and ensuring that the contractors and subcontractors are reputable within the industry, the work conducted by them is conducted to professional standards acceptable within the industry, the work is conducted in accordance with the established programme and that security, information confidentiality is required of and maintained by the contractors and subcontractors and there are licensed and registered with the applicable regulatory authorities;

(j)
maintaining local administrative facilities and maintaining field facilities (unless the same are supplied by another party arranged by the parties) and such facilities shall be maintained to a professional standard, including appropriate standards for safety, cleanliness, inventory, personnel support, communication, housing, information, appropriate insurance and sample storage and security;

(k)
maintaining all records and information pertaining to the Services, and the Properties, and the exploration and activities thereto, and ensuring that the Board of Directors of the Company receives copies of all such material records and information as would be reasonable and appropriate for the Board of Directors’ deliberations;

(l)
ensuring that all work in respect to the Properties and exploration and other activities thereto is performed in a competent and diligent fashion to an acceptable standard within the industry and ensuring that the same is effected in conformity with all governmental requirements including, without limiting the generality, all environmental requirements, labour requirements, mining requirements, taxation requirements, mobility requirements, and all and every legislative enactment, regulation, ordinance, zoning, order and every other matter required to ensure that the work is conducted without violation and in conformity with every governmental requirement, such that the Properties are maintained in good standing and the development is permitted under the law to proceed without disruption or impairment;

(m)	aiding in the negotiation, conclusion and approval of future financings for the Company;

(n)	communicating with various regulatory authorities and preparing and filing the required documentation on behalf of the Company in order to ensure compliance with all applicable laws;

(o)
as requested by the Board of Directors of the Company preparing news releases, promotional materials, maps and other documents required to be disseminated to the public and to members of the Company and to respond to any requests for information or questions which may be posed by the public or members of the Company;

(p)
maintaining electronic media communications and sites for the Company where all material information relating to the Company and its Properties is posted in order to keep the public and members of the Company informed;

(q)
monitor Company activities to ensure compliance with the Company’s overall long-term objective and the regulatory framework in which the Company operates and to proactively address and respond to the Board of Directors to prevent non-conformity;

(r)
pro-actively effecting all such activities in performance of the Services as are not specifically stated herein but which may be required or advisable and reasonable to safeguard the Properties, and the Company’s interest in the Properties, to ensure regulatory compliance, and to produce a competent and efficient exploration programme and reports, with verifiable data and reports acceptable professionally within the industry, and which will be acceptable by independent professionals to provide the underlying data and information to produce a pre-feasibility report, if warranted, and to underpin a programme of work for an eventual feasibility report; and

(s)
compliance with such other additional instructions and directions as the Board of Directors of the Company may reasonably require for the proper and timely production of the Services and to safeguard the Properties and the Company’s interest therein.

2.           Hastings Organization

2.1         Hastings shall have charge of its own internal affairs and administrative arrangements for the production of the Services in accordance with this Agreement, but Hastings shall establish the following internal controls:

(a)	Hastings shall establish separate accounts for the conduct of the Services;

(b)
Hastings shall employ reputable and technically competent personnel and contractors and subcontractors, and shall notify the Board of Directors of the Company of its roster of personnel and contractors and subcontractors, and any amendments thereto from time to time; and

(c)
Hastings shall ensure that its employees, and other personnel and the contractors and subcontractors, employ an appropriate standard and code of conduct such that Hastings and the parties hereto will not be subject to scandal, subject to controversy, subject to any governmental or political enquiry or controversy, or otherwise create or encourage any situation which may impugn the reputation or negatively effect the work of the Company.

3.           Management Fee

3.1         For provision of the Services, Hastings shall be paid a fee of Sixty Thousand Dollars ($60,000) per month payable on the first of every month commencing on February 1st, which shall cover Hastings administrative costs and financial services and the overhead of a home office in Vancouver, but shall not include, which shall be separately charged, any consultants, contractors, subcontractors, field office costs, travel, accommodation, and other such matters relating to work conducted on the Properties.  The extra costs shall be billed to the Company on a monthly basis by Hastings with a 5% administrative surcharge.

3.2         Due to the nature of the business of the Company and the cyclical nature of mineral exploration there will be times the Company will require more extensive Services to be provided by Hastings.  At such times Hastings reserves the right to charge an additional fee of Ten Thousand Dollars ($10,000) per month as and when the more extensive Services are required.

3.3         The President of the Company shall notify Hastings, to the best of his knowledge, at the beginning of each month the extent of the Services that will be required by the Company from Hastings.

4.           Representations, Covenants and Warranties of Hastings

4.1         Hastings represents, covenants and warrants as follows:

(a)	it has the requisite skills, experience and industry contacts and support to perform the Services to a standard acceptable within the industry;

(b)
it shall devote the requisite time, shall devote sufficient planning and foresight, shall devote sufficient skills and resources, and shall devote reasonable best efforts to the performance of the Services, subject to the provision of appropriate and timely funding;

(c)
it shall forewarn the Board of Directors of the Company if, at any time, employing reasonable skill and foresight, Hastings anticipates any problems as to performance, quality, cost, or results of the exploration and development or as to any societal or political or governmental problems which would affect the Services, the Properties or the Company’s interest therein;

(d)
it shall pro-actively perform all the terms, conditions, and warranties and covenants of this Agreement with due diligence, reasonable best efforts and due skill and attention to the requirements of the Services; and

(e)	it shall well and conscientiously serve the Company during the continuation of this Agreement, and Hastings shall use its best efforts to promote the interests of the Company.

5.           Hastings Indemnity

5.1         Hastings agrees and warrants to indemnify and hold harmless the Company, and its servants, agents, and affiliates, from any and all costs, damages, expenses or losses, arising from any negligence, misconduct or default in respect to any activity conducted by Hastings in the performance of the Services.

6.           Term

6.1         Subject to the provisions hereof the term of this Agreement shall commence on the date of this Agreement and continue for one (1) year.

6.2         Provided Hastings is not in default hereunder, this Agreement shall automatically renew for a further one (1) year term, and shall successively renew for further one (1) year terms, unless Hastings or the Company shall give to the other party thirty (30) days notice of non-renewal in which case it shall terminate.

6.3         This Agreement may be terminated by Hastings or the Company, without cause, by giving ninety (90) days notice.

7.           Independent Contractors

7.1         Hastings, and any of its employees or agents, are not, and shall not be construed to be, employees or agents of the Company but are, and at all times shall remain, excepting only where specifically authorized in writing, an independent contractor, who shall have no capacity to bind the Company or engage or commit their liabilities or obligations unless specifically approved in writing, and all engagements, contracts and undertakings to be engaged by Hastings for the performance of the Services shall be engaged directly by Hastings unless otherwise directed by the Board of Directors of the Company.

8.           Confidentiality

8.1         Hastings shall maintain all maters involving the Properties and the Services in confidence, except only insofar as shall be required to perform the Services hereunder, or as may be permitted by the Board of Directors of the Company in writing, or as may come into the public domain through public communications.  Hastings shall ensure that its employees and other personnel and contractors and subcontractors, and such other persons with whom it may contract or communicate, shall also maintain confidentiality in respect to the Properties and the Services.

9.           Ownership of Information

9.1         Hastings agrees and warrants that all work, work product, information, samples, drill cores, or any other matter in respect to the Properties or the Services are and shall be solely the property of the Company and Hastings shall have no claim or interest therein whatsoever.

10.         Termination

10.1       The Agreement may be terminated with cause on the occurrence of any of the following events:

(a)	if Hastings or the Company shall become bankrupt or insolvent or make a general assignment for the benefit of its creditors;

(b)	if Hastings or the Company shall be in default under any material term of this Agreement;

(c)	if the Company has failed to pay the Management Fee pursuant to section 3 hereof;

(d)	if Hastings shall commit an act of fraud or dishonesty or be in dereliction of its duties; or

(e)	if Hastings is unable or unwilling to perform the duties under this Agreement.

10.2       The Company may terminate this Agreement with cause upon giving Hastings thirty (30) days’ notice and Hastings may terminate this Agreement with cause by giving thirty (30) days’ notice.

10.3       On termination of this Agreement, Hastings warrants that it shall deliver to the Company all materials and information relating to the Properties and the Services, including, but not limited to, all files, all agreements, all reports, all correspondence, all maps, all working papers, all analytical work, all samples, and all drill cores in its possession.

10.4       If the Board of Directors of the Company so requires, Hastings shall also assign all specific facilities, including local offices and field camps, and thereto shall assign all leases, contracts of service, rentals and other such matters as such party or the Board of Directors of the Company may determine, subject to lessors, et al., agreeing to such assignment, and Hastings agrees to sell, at reasonable rates, all phone systems, furnishings, information processing systems, rolling stock, inventory, equipment, and all other goods and matters at such local office or field facilities as may be owned by Hastings, excepting only where the local office or field facilities service more clients than represented by this Agreement; in which case such sales and assignments contemplated herein shall be discretionary on the part of Hastings.

11.         Events of Force Majeure

11.1       If any party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, civil disturbances, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of such party (the “Delaying Party”), then the time limited for the performance by such Delaying Party of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

11.2       Such Delaying Party shall within five (5) business days give notice to the Company of each event of force majeure and shall furnish notice of the nature of the event, together with particulars of the number of days by which the obligations of such Delaying Party hereunder will be or have been extended by virtue of such event of force majeure.

12.         Arbitration

12.1       The parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

12.2       It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof and that any party intending to refer any matter to arbitration shall have given not less than thirty (30) days’ prior notice of its intention to do so to the other party together with particulars of the matter in dispute.  The parties shall employ good faith and best efforts to attempt to negotiate a resolution to any dispute during such notice period. On the expiration of such thirty (30) days, any party may give notice to refer the dispute to arbitration as provided hereinafter.

12.3       The party desiring arbitration shall, after the thirty (30) day notice above, appoint one (1) arbitrator, and shall notify the other party of such appointment, and the other party shall, within ten (10) days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within ten (10) days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairman of the arbitration herein provided for.  If the other party shall fail to appoint an arbitrator within ten (10) days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties shall be unable to agree on the appointment of the third arbitrator, the third arbitrator shall be appointed under the provisions of the Commercial Arbitration Act of the Province of British Columbia.  Notwithstanding the foregoing, the parties may agree to have the arbitration heard by a single arbitrator appointed by unanimous consent.  Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Commercial Arbitration Act.  The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Commercial Arbitration Act or this section.  After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one (1) copy thereof to each of the parties.  The expense of the arbitration shall be paid as specified in the award.

12.4       The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

12.5       In the event that arbitration was effected to determine the issue of a default under this Agreement and if the arbitrator finds that a default has occurred, then this Agreement shall terminate at the election of the non-defaulting party, without prejudice to such party’s right to enforce any damages or other remedy awarded by the arbitrator.

13.         Notice

13.1       Any notice, direction or instrument required or permitted to be given hereunder shall be given in writing and be mailed, postage prepaid, or be delivered by one party to the other, at the addresses first herein appearing.  Any notice, direction or any other instrument aforesaid if delivered shall be deemed to have been given on the day on which it was delivered, or if mailed, shall be deemed to have been given or made on the third business day following the day on which it was mailed, provided that if there shall be a postal strike, slow down or other labour dispute which may affect the delivery of such notice through the mail between the time of mailing and the actual receipt of the notice then such notice shall only be effective only if actually delivered.  Any party may, from time to time, give notice of any change of its respective address and, in such event, the address of such party shall be deemed to be changed accordingly.

14.         Severability and Construction

14.1       If any provision of this Agreement or any part thereof shall be found or determined to be invalid it shall be severable from this Agreement and the remainder of this Agreement shall be construed as if such invalid provision or part has been deleted from this Agreement.

15.         Consents and Waivers

15.1       No consent or waiver expressed or implied by either party in respect of any breach or default by the other party in the performance of its obligations hereunder shall:

(a)	be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)	be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)	constitute a general waiver under this Agreement; or

(d)	eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

16.         Time of the Essence

16.1       Time shall be of the essence in this Agreement.

17.         Assignment

17.1       This Agreement may only be assigned with the express written consent of the parties.

18.         Successors and Assigns

18.1       This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns
.
19.         Approvals

19.1       This Agreement is subject to the acceptance of the TSX Venture Exchange or other appropriate regulatory authority.

20.         Further Assurances

20.1       The parties hereto agree from time to time after the execution hereof to make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices and assurances in law whatsoever as may be required to carry out the true intention and to giver full force and effect to this Agreement.

21.         Entire Agreement

21.1       This Agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and undertakings, whether oral or written, relative to the subject matter hereof.

22.         Applicable Law

22.1       This Agreement and all matters arising thereunder shall be governed by the laws of British Columbia and all disputes arising under this Agreement shall be referred to a court of British Columbia.

23.         Counterparts

23.1       This Agreement may be signed by the parties hereto in as many counterparts as may be necessary, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Execution Date as set forth on the front page of this Agreement.  This Agreement may be executed by facsimile and such facsimiles shall be deemed original documents.

24.         No Partnership or Agency

24.1       The parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever.  No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

IN WITNESS WHEREOF the common seal of the Company and Hastings was hereunto affixed in the presence of its proper officers as of the date first above written.

HASTINGS MANAGEMENT CORP.                     )
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Per:/s/ Richard Hughes            )
              Richard Hughes, President                             )

AMADOR GOLD CORP.                                          )
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Per:/s/ Alan Campbell              )
              Authorized Signatory                                      )
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Alan Campbell                                                               )
Name (Printed)                                                              )